News Release

July 23, 2010
Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2339 tlampen@choiceone.com

ChoiceOne Financial Announces Second Quarter Earnings For 2010

Sparta, Michigan - James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc., announced that ChoiceOne reported second quarter net income of $669,000 compared to $305,000 in the same period last year. Earnings per share were $0.20 for the second quarter of 2010 compared to $.09 for the same quarter in 2009. Net income for the first six months of 2010 was $1,313,000 or $0.40 per share, compared to $1,046,000 or $0.32 per share in the first half of 2009. Mr. Bosserd commented "We are pleased with our earnings for the second quarter and first six months of 2010. Our net interest income continued to improve compared to the prior year. Although our provision for loan losses was up slightly in the first half of 2010, this increase in net interest margin and our control of noninterest expenses helped us to achieve the improvement in our results."

The increase in net income in the second quarter of 2010 compared to the same period in 2009 was due to higher net interest income and lower provision for loan losses and noninterest expense, which was partially offset by a reduction in noninterest income.

Net interest income was $193,000 higher in the second quarter of 2010 and $355,000 higher in the first half of 2010 than in the same periods in 2009. ChoiceOne's net interest income spread was 14 basis points higher in the first six months of 2010 than in the first half of 2009. This was caused by rate reductions in funding costs that were larger than rate reductions on earning assets. Average earning assets were $6.4 million higher in the first half of 2010 than in the same period in 2009. The average balance of loans declined $3.0 million, with the primary cause being limited loan demand due to the uncertain economy. The average balance of securities was $5.0 million higher as securities were purchased to replace the reduction in loans. Other interest-earning assets (primarily federal funds sold) were $4.4 million higher as a result of growth in average local deposits.

The provision for loan losses was $1,000,000 in the second quarter of 2010 and $2,050,000 in the first six months of 2010, compared to $1,350,000 and $1,950,000 in the same periods in the prior year. The decrease in the provision in the second quarter of 2010 was due to a reduction in net charge-offs from $1,577,000 in the second quarter of 2009 to $830,000 in the second quarter of 2010. Net charge-offs for the first six months of 2010 were $1,515,000, compared to $1,718,000 in the same period in 2009. ChoiceOne's allowance for loan losses as a percentage of total loans was 1.56% as of June 30, 2010, compared to 1.48% as of March 31, 2010 and 1.34% as of December 31, 2009. Loans that were past due 30 to 89 days were 0.74% of total loans as of June 30, 2010, compared to 2.41% as of March 31, 2010 and 1.49% as of December 31, 2009. Total nonperforming loans were $14.4 million as of June 30, 2010, compared to $13.0 million as of March 31, 2010 and $14.0 million as of the end of 2009. Nonaccrual loans increased $228,000 and troubled debt restructurings increased $1.2 million in the second quarter of 2010. Troubled debt restructurings have grown $2.0 million since the end of 2009 as ChoiceOne has modified loan terms to assist borrowers in making their payments.

Noninterest income was $1.3 million in the second quarter of 2010, or $158,000 lower than the same quarter in 2009. Gains on loan sales were $177,000 less in 2010 than in 2009 as ChoiceOne sold $3.1 million of residential mortgage loans in the secondary market in the second quarter of 2010, compared to $10.2 million in the same quarter in 2009. Noninterest income was $2.8 million in the first six months of 2010, which was virtually equal to the total in the first half of the prior year. Gains on sales of securities were $274,000 higher in the first half of 2010 compared to the same period in 2009 due to $386,000 of gains recorded from sales of preferred stock that represented a recovery of losses recognized on money market preferred securities in 2008. Gains on sales of loans were $241,000 lower in the first six months of 2010 than in the same period in 2009 due to lower activity levels.

Noninterest expense was $222,000 lower in the second quarter and $321,000 lower in the first half of 2010 than in the same periods in 2009. The decrease in both periods was primarily due to a reduction in FDIC insurance expense, which was caused by a $204,000 special assessment that was levied by the FDIC in the second quarter of 2009. Salaries and benefits expense decreased $66,000 in the first six months of 2010 compared to the same period in 2009 as a result of lower wages, commissions, and health care costs. Data processing expense increased $63,000 due to an increased number of accounts and volume. A decline of $100,000 in other noninterest expense in the first half of 2010 compared to the first half of the prior year was primarily due to a reduction of $62,000 in loan collection expenses.

Total assets declined by $3.8 million in the second quarter of 2010 but have grown $11.9 million in the last twelve months. Securities increased $3.9 million in the second quarter of 2010 as funds were invested to maintain earning assets. Loans declined $4.9 million in the second quarter of 2010 due to sluggish loan demand. Checking, money market, and savings accounts decreased $5.5 million in the second quarter of 2010 but have grown $29.8 million in the last twelve months. Local certificates of deposit decreased $1.0 million in the second quarter of 2010 and $6.5 million in the last twelve months. Mr. Bosserd stated "Although our checking, money market, and savings accounts decreased in the second quarter of 2010, we are pleased with the growth over the past twelve months and will continue to make it a priority. This growth has allowed us to improve our net interest margin and our liquidity."

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit ChoiceOne's website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)
(In Thousands)	6/30/2010	12/31/2009	6/30/2009
Cash and Cash Equivalents	$14,958	$19,750	$7,582
Securities	86,926	78,987	76,345
Loans	307,039	318,716	313,199
Premises and Equipment	12,798	11,918	11,880
Other Assets	35,479	36,544	36,312

Total Assets	$457,200	$465,915	$445,318

Noninterest-bearing Deposits	$61,452	$60,802	$56,654
Interest-bearing Demand Deposits	101,941	101,825	81,184
Savings Deposits	40,869	36,791	36,658
Local Certificates of Deposit	149,397	159,217	155,867
Nonlocal Certificates of Deposit	9,904	6,375	6,586
Borrowings	34,461	42,664	47,661
Other Liabilities	5,353	5,315	7,771

Total Liabilities	403,377	412,989	392,381

Shareholders' Equity	53,823	52,926	52,937

Total Liabilities and Shareholders' Equity	$457,200	$465,915	$445,318

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Six Months Ended
(In Thousands, Except Per Share Data)	6/30/2010	6/30/2009	6/30/2010	6/30/2009
Interest Income	$5,494	$5,816	$10,932	$11,729
Interest Expense	1,284	1,798	2,662	3,813

Net Interest Income	4,210	4,018	8,270	7,916

Provision for Loan Losses	1,000	1,350	2,050	1,950
Noninterest Income	1,331	1,489	2,838	2,865
Noninterest Expense	3,724	3,947	7,422	7,744

Income Before Income Tax	817	210	1,636	1,087
Income Taxes/(Benefit)	148	(95)	323	41

Net Income	$669	$305	$1,313	$1,046

Basic Earnings Per Share	$0.20	$0.09	$0.40	$0.32
Diluted Earnings Per Share	$0.20	$0.09	$0.40	$0.32

Performance Ratios
Return on Average Assets (Annualized)			0.57%	0.46%
Return on Average Equity (Annualized)			4.92%	3.95%
Net Interest Margin (Tax Equivalent)			4.01%	3.87%
Efficiency Ratio			69.3%	72.7%
Net Loan Charge-offs			$1,515	$1,718
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)			0.96%	1.08%

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "expects," "will," variations of such words and similar expressions are intended to identify forward-looking statements. Management's determination of the provision and allowance for loan losses and the fair value of investment securities involve judgments that are inherently forward-looking. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk factors that could cause a difference include, among others: the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2009; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the local and national economies; the local and global effects of ongoing military actions; the level and timing of asset growth; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These and risk other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.